Exhibit 10.8
SUMMARY SHEET FOR
EXECUTIVE OFFICER COMPENSATION
Annual Incentive (Short-Term) Compensation Earned in Fiscal 2005
The amounts of the short-term incentive compensation awards for the Company’s Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K) for the fiscal year ended April 30, 2005 were as follows:

		Award based
		upon objective
		performance	Discretionary
Name	Position	goals	award
Mark A. Ernst	Chairman of the Board, President and Chief Executive Officer	217,140	181,500
Jeffery W. Yabuki	Executive Vice President and Chief Operating Officer	80,408	64,766
Robert E. Dubrish	President and Chief Executive Officer, Option One Mortgage Corporation	142,241	61,100
Steven Tait	President, RSM McGladrey Business Services, Inc.	302,784	74,700
Nicholas J. Spaeth	Senior Vice President and Chief Legal Officer	63,168	38,400
Long-Term Incentive Compensation Awarded in Fiscal 2006
Long-term incentive compensation awards under the Company’s 2003 Long-Term Executive Compensation Plan were granted on June 30, 2005 to the Named Executive Officers in the following amounts:

	Securities	Shares of
Name	Underlying Options	Restricted Stock
Mark A. Ernst	130,000	15,000
Jeffery W. Yabuki	80,000	8,000
Robert E. Dubrish	70,000	7,000
Steven Tait	50,000	7,000
Nicholas J. Spaeth	25,000	5,000
The options and restricted stock vest in annual equal installments over three years following the date of grant or award. The grant of options and award of shares of restricted stock were made pursuant to the terms of the 2003 Long-Term Executive Compensation Plan and the terms of the individual award agreements.

Fiscal 2006 Base Salary Increases
The following table sets for the annual base salaries of the Named Executive Officers for fiscal years 2005 and 2006:

Name	2005	2006
Mark A. Ernst	825,000	860,000
Jeffery W. Yabuki	470,000	550,000
Robert E. Dubrish	470,000	490,000
Steven Tait	415,000	425,000
Nicholas J. Spaeth	400,000	412,000
Performance Criteria for Fiscal 2006 Short-Term Incentive Compensation
The Company’s short-term incentive compensation consists of an objective incentive compensation component based upon annual financial targets tied to business unit or overall corporate results (the “Financial STI Component”) and a discretionary incentive compensation component based on the achieving pre-established individual or strategic objectives (the “Discretionary STI Component”). The Financial STI Component will constitute 80% of targeted short-term incentive compensation for fiscal year 2006, with the Discretionary STI Component constituting the remaining 20% of targeted short-term incentive compensation.
Fiscal year 2006 performance criteria under the Financial STI Component will vary among business segments, but generally will consist of the following: (i) the degree to which the Company attains targeted year-over-year growth in diluted earnings per share; (ii) year-over-year growth in retail tax services clients; (iii) year-over-year reduction in mortgage origination costs as a percentage of mortgage origination volume; (iv) year-over-year increase in mortgage origination volume; (v) year-over-year increase in business segment pre-tax earnings; and (vi) business segment year-over-year growth. Under the Financial STI Component, participants can earn more or less than the target award (from 0% to 200% of the target award) depending upon how actual results compare to the pre-established performance targets.
Payments under the Discretionary STI Component for fiscal year 2006 will be based upon achievement of strategic and individual performance objectives that support the Company’s priorities. Actual incentive payouts under the Discretionary Objective STI Component could be from 0% to 200% of the target award.